Exhibit 99.1

Core-Mark Announces Strong First Quarter 2012 Financial Results

•	First Quarter Revenue up 22%

•	Diluted EPS of $0.31 vs. $0.04 for Prior Year

•	Reiterate 2012 Full-Year Guidance of $9 Billion Sales and EPS Range of $2.75 to $2.90

South San Francisco, California - May 8, 2012 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2012.

“Our expansion into the Southeast in 2011 continues to fuel our revenue growth, operating leverage of fixed expense is amplifying our positive results, and strong same store sales in the first quarter suggest the industry could be poised for a solid year,” said J. Michael Walsh, President and Chief Executive Officer. “We are also making headway in executing our core strategies of fresh, vendor consolidation, and category management consultation that combine to grow our customers' sales and profits.”

First Quarter

Net sales increased 22.0% to $2.10 billion for the first quarter of 2012 compared to $1.72 billion for the same period in 2011. Sales from the Forrest City acquisition in May 2011 and the large retailer contract that commenced during the third quarter last year, contributed slightly more than 70% of this growth. Non-cigarette sales increased 29.8%, or 13.2% excluding the impact of the acquisition and the new contract.

Gross profit for the first quarter of 2012 was $110.1 million compared to $92.3 million for the same period last year, a 19.3% increase. The Forrest City business and the new contract contributed to the increase in gross profit year over year. Remaining gross profit, which excludes LIFO expense, cigarette holding gains and a tax refund from other tobacco products, increased at 19.7%. Non-cigarette remaining gross profit grew $12.0 million or 18.5% compared to the same quarter last year, and cigarette remaining gross profit per carton increased by four cents. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2012	2011	% Change

Gross profit	$110.1	$92.3	19.3%
Cigarette inventory holding gains	(1.1)	(0.9)
LIFO expense	2.9	2.9
Other tobacco products tax refund	—	(0.8)
Remaining gross profit	$111.9	$93.5	19.7%

The Company's operating expenses for the first quarter of 2012 were $104.0 million compared to $91.1 million in the same quarter of 2011. As a percentage of net sales, total operating expenses decreased 34 basis points driven by increased leverage on higher net sales.

Net income for the first quarter of 2012 was $3.6 million compared to $0.5 million for the same period in 2011. The improvement in net income was driven by strong revenue growth, increases in gross profit dollars and operating expense leverage. In addition, adjusted EBITDA increased from $10.5 million in the first quarter of 2011 to $16.7 million in the first quarter of 2012, the components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2012	2011	% Change

Net income	$3.6	$0.5
Interest expense, net (1)	0.5	0.5
Provision for income taxes	2.1	0.8
Depreciation & amortization	6.3	5.1
LIFO expense	2.9	2.9
Stock-based compensation expense	1.4	1.3
Foreign currency transaction gains, net	(0.1)	(0.6)
Adjusted EBITDA	$16.7	$10.5	59.0%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $0.31 for the first quarter this year compared to $0.04 in the first quarter of last year. These per share results were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on an adjusted basis would have been $0.39 for the first quarter in 2012 compared to $0.13 for the same quarter last year.

Guidance for 2012

The Company reiterates its 2012 annual guidance of $9.0 billion net sales, adjusted EBITDA in the range of $102 million to $105 million and diluted earnings per share between $2.75 and $2.90. The EPS guidance assumes $0.72 per share of LIFO expense, or approximately $14 million, a tax rate of 40% and 11.6 million fully diluted shares outstanding.

Capital expenditures for 2012 are expected to approach $30 million, approximately half of which is expected to be for expansion projects and the remainder for maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, May 8, 2012 at 9:00 a.m. Pacific time during which management will review the results of the first quarter. The call may be accessed by dialing 1-800-588-4973 using the code 32301878. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, adjusted EBITDA and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2012 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; unexpected outcomes in legal proceedings; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; changes to accounting rules or regulations; compliance with governmental regulations; and earthquake and natural disaster damage. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 8, 2012 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 29,000 customer locations in the U.S. and Canada through 26 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$16.9	$15.2
Restricted cash	12.8	12.6
Accounts receivable, net of allowance for doubtful accounts of $9.9 and $9.6,
respectively	225.8	215.7
Other receivables, net	40.8	42.0
Inventories, net	234.9	362.3
Deposits and prepayments	49.5	48.2
Deferred income taxes	6.3	6.2
Total current assets	587.0	702.2
Property and equipment, net	101.0	99.5
Goodwill	16.2	16.2
Other non-current assets, net	52.8	52.3
Total assets	$757.0	$870.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$92.9	$91.5
Book overdrafts	7.3	27.1
Cigarette and tobacco taxes payable	144.5	173.4
Accrued liabilities	71.3	78.6
Deferred income taxes	0.3	0.3
Total current liabilities	316.3	370.9
Long-term debt	1.4	63.1
Deferred income taxes	9.8	9.8
Other long-term liabilities	9.3	9.5
Claims liabilities, net	28.0	27.8
Pension liabilities	13.6	13.6
Total liabilities	378.4	494.7
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized, 12,474,589 and
12,382,724 shares issued; 11,419,012 and 11,344,947 shares outstanding at
March 31, 2012 and December 31, 2011, respectively)	0.1	0.1
Additional paid-in capital	242.0	240.1
Treasury stock at cost (1,055,577 and 1,037,777 shares of common stock at
March 31, 2012 and December 31, 2011, respectively)	(32.9)	(32.2)
Retained earnings	173.1	171.6
Accumulated other comprehensive loss	(3.7)	(4.1)
Total stockholders’ equity	378.6	375.5
Total liabilities and stockholders’ equity	$757.0	$870.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net sales	$2,100.7	$1,722.5
Cost of goods sold	1,990.6	1,630.2
Gross profit	110.1	92.3
Warehousing and distribution expenses	63.4	53.9
Selling, general and administrative expenses	39.7	36.7
Amortization of intangible assets	0.9	0.5
Total operating expenses	104.0	91.1
Income from operations	6.1	1.2
Interest expense	(0.6)	(0.6)
Interest income	0.1	0.1
Foreign currency transaction gains, net	0.1	0.6
Income before income taxes	5.7	1.3
Provision for income taxes	(2.1)	(0.8)
Net income	$3.6	$0.5

Basic net income per common share (1)	$0.31	$0.04
Diluted net income per common share (1)	$0.31	$0.04

Basic weighted-average shares	11.4	11.3
Diluted weighted-average shares	11.6	11.8

Dividend declared and paid per common share	$0.17	$—
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net income	$3.6	$0.5
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	2.8	2.7
Amortization of debt issuance costs	0.1	0.1
Stock-based compensation expense	1.4	1.3
Bad debt expense, net	0.3	0.3
Depreciation and amortization	6.3	5.1
Foreign currency transaction gains, net	(0.1)	(0.6)
Deferred income taxes	(0.1)	(0.7)
Changes in operating assets and liabilities:
Accounts receivable, net	(10.2)	0.5
Other receivables, net	1.2	3.2
Inventories, net	125.6	34.2
Deposits, prepayments and other non-current assets	(3.6)	(6.6)
Accounts payable	1.3	18.1
Cigarette and tobacco taxes payable	(29.8)	(29.3)
Pension, claims, accrued and other long-term liabilities	(7.1)	2.3
Net cash provided by operating activities	91.7	31.1
Cash flows from investing activities:
Restricted cash	—	(0.4)
Additions to property and equipment, net	(5.5)	(1.3)
Proceeds from sale of fixed assets	0.2	—
Net cash used in investing activities	(5.3)	(1.7)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(62.0)	—
Dividends paid	(2.0)	—
Repurchases of common stock	(0.7)	—
Proceeds from exercise of common stock options and warrants	0.6	2.0
Tax withholdings related to net share settlements of restricted stock units	(0.7)	(0.6)
Excess tax deductions associated with stock-based compensation	0.3	0.6
Decrease in book overdrafts	(19.9)	(6.5)
Net cash used in financing activities	(84.4)	(4.5)
Effects of changes in foreign exchange rates	(0.3)	0.2
Increase in cash and cash equivalents	1.7	25.1
Cash and cash equivalents, beginning of period	15.2	16.1
Cash and cash equivalents, end of period	$16.9	$41.2
Supplemental disclosures:
Income taxes paid, net of refunds	$0.3	$—
Interest paid	0.4	0.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012 (a)	2011 (a)	% Increase
Net income	$3.6	$0.5

Diluted shares	11.6	11.8

Diluted EPS	$0.31	$0.04
LIFO expense	0.15	0.15
Diluted EPS excluding LIFO expense	$0.46	$0.19
Cigarette inventory holding gains (1)	(0.06)	(0.05)
Foreign exchange gain	(0.01)	(0.03)
Acquisition costs (2)	—	0.06
OTP tax refund (3)	—	(0.04)
Adjusted diluted EPS (4)	$0.39	$0.13	200.0%
______________________________________________
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $1.1 million and $0.9 million for the three months ended March 31, 2012 and 2011, respectively.

(2) Acquisition costs
Consists of $0.7 million, or $.06 per diluted share of acquisition costs related to Forrest City Grocery Company (FCGC) for the three months ended March 31, 2011.

(3) OTP tax refund
During the quarter ended March 31, 2011, we received an Other Tobacco Products (OTP) net tax refund of $0.7 million.

(4) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 40.76% and 39.66% for the three months ended March 31, 2012 and 2011, respectively, except for the tax items for all periods presented and non-deductible acquisition costs related to FCGC of $0.7 million for the three months ended March 31, 2011.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.